UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2013

HERCULES OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 350-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Â	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Â	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Â	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Â	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Grants
On February 28, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Hercules Offshore, Inc. (the “Company”) approved equity grants (the “Annual Equity Grants”) for certain of its executive officers. Pursuant to the Company's Policy Regarding the Granting of Equity-Based Compensation Awards, the Committee is authorized to approve annual equity grants at its meeting during the first or second quarter of each year.
The Annual Equity Grants were made pursuant to the Company's 2004 Amended and Restated Long-Term Incentive Plan to each of John T. Rynd, Chief Executive Officer and President, Stephen M. Butz, Executive Vice President and Chief Financial Officer, James W. Noe, Executive Vice President, Terrell L. Carr, Senior Vice President, Worldwide Drilling Operations, and Todd A. Pellegrin, Senior Vice President, Worldwide Liftboat Operations.
Each of the executive officers received restricted stock awards, which vest 1/3 per year on each of the first three anniversaries of the grant date (the “Restricted Stock Awards”), and performance-based restricted stock awards, which vest in full on the third anniversary of the grant date, subject to the achievement of Company performance objectives with respect to two metrics to be measured over the period from January 1, 2013 through December 31, 2015 (the “Performance Awards”). Threshold, target and maximum performance objectives have been established for each metric, with the officer vesting 50% more shares at the maximum level, 50% fewer shares at the threshold level, with vesting prorated between levels, and no shares will be issued with respect to a particular metric if the threshold performance objective is not met with respect to such metric.
The Performance Awards for all of the executive officers other than Mr. Rynd will be paid out with equity, up to the target goal set for each executive officer, with anything above target being paid out in cash in an amount equal to the value of the equity that would be issuable for the achievement of such performance metrics. For Mr. Rynd, the Performance Award will be paid out with equity up to the target goal set for him, with anything above target being paid out in cash on a prorated basis between pre-determined cash amounts for the target ($50,000) and maximum levels ($900,000).
At the target level, the Performance Awards and the Restricted Stock Awards are 70% and 30%, respectively, of the total target grant for Mr. Rynd, and 55% and 45%, respectively, of the total target grant for the other executive officers. The number of shares issuable to each of the executive officers if the target objectives are achieved with respect to each metric is as set forth below:

Name of Executive Officer	Restricted Stock Award	Performance Award (Target)	Total Target Grant
John T. Rynd	97,566	202,434	300,000
James W. Noe	49,779	60,840	110,619
Stephen M. Butz	49,779	60,840	110,619
Terrell L. Carr	32,356	39,547	71,903
Todd A. Pellegrin	18,252	22,308	40,560

The remaining terms and provisions of the Annual Equity Grants will be set forth in Stock Award Agreements for each executive officer.
The Committee also approved the payouts for the 2012 performance equity grants, which paid out at the threshold level for the available days metric and at the maximum level for the stock price metric.
Item 8.01

Director Resignation Policy

The Board of Directors of the Company, upon recommendation of the Nominating and Governance Committee, recently approved an amendment to the Company's Corporate Governance Guidelines. The Corporate Governance Guidelines were amended to provide that a director who receives a greater number of votes "withheld" than votes "for" his or her election in an uncontested election shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Corporate Governance Guidelines. The Nominating and Governance Committee shall then make a recommendation to the Board to accept or reject the resignation offer. The Board shall then act on the tendered resignation, taking into account the recommendation of the Nominating and Governance Committee, and shall disclose its decision regarding the tendered resignation and, if the Board elects not to accept the resignation, the primary rationale for that decision. The Corporate Governance Guidelines can be found in the Corporate Governance section of the Company's website at www.herculesoffshore.com.

Information on our website is not incorporated by reference into, and does not constitute a part of, this Current Report on Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: March 6, 2013	By:	/s/ Beau M. Thompson
Beau M. Thompson
General Counsel and Secretary